Exhibit 99.1

Press Release

Paragon Announces Acquisition of Shearson Home Loans

From Consumer Direct of America, Inc.

PONTE VEDRA BEACH, Fla., February 7/PRNewswire-FirstCall/ — Paragon Financial Corporation (OTCBB: PGNF), a consolidator in the highly fragmented financial services marketplace, announced today that it reached an agreement to acquire Shearson Home Loans, Inc. from Consumer Direct of America, Inc. (OTCBB:CSUA). Under the agreement, Paragon will issue to Consumer Direct of America the equivalent of four shares of Paragon’s common stock for each Paragon share and share equivalent outstanding.

Shearson Home Loans, Inc. is a fast-growing provider of residential mortgages. It employs over 300 people, 250 of whom are residential mortgage real estate brokerage professionals who had closed-loan volume of $1.1 billion, which accounted for over 6,435 loan transactions in 2004. Shearson operates 54,000 sq. ft. of branch office space with 37 locations in 30 states. The company is a consolidator of independent mortgage brokerages and has grown rapidly during the last three years through acquisition and consolidation.

“We view Shearson as an ideal partner in our quest to consolidate the mortgage brokerage industry,” said Paul Danner, CEO of Paragon Financial Corporation. “Not only do we share the same vision for the industry, but melding our complementary management talent, business processes, and geographic locations into a single operating entity should produce positive tangible synergy,” he added.

“With the completion of this transaction, we no longer have to advance the theoretical concept of a desired end-state, but instead are able to clearly demonstrate to prospective acquisition candidates a proven, fully-functional operating platform,” said Scott Vining, chief financial officer of Paragon.

About Paragon Financial Corporation

Paragon Financial Corporation (www.pgnf.com) is a financial services business focused on the acquisition of companies that originate mortgages loans or provide other financial services.

SEC Filings and Forward-Looking Statements

Certain information contained in this announcement are “forward-looking statements.” Paragon cautions readers that certain important factors may affect actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this announcement or which are otherwise made by or on behalf of Paragon. The forward looking statements are identified through use of the words “potential,” “anticipate,” “expect,” “planned” and other words of similar meaning. These forward-looking statements may be affected by the risks and uncertainties inherent in the mortgage industry and in the Company’s business. The Company cautions readers that certain important factors may have affected and could in the future affect the Company’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof. Factors which may affect results include, but are not limited to, the ability to raise capital necessary to sustain operations and implement the business plan, the ability to obtain additional regulatory permits and approvals to operate in the financial services area, the ability to identify and complete acquisitions and successfully integrate acquired businesses, if any, the ability to implement the company’s business plan, changes in the real estate market, interest rates or the general economy of the markets in which the company operates. Additional information regarding Paragon is contained in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Source: Paragon Financial Corporation